EXHIBIT 99.1
WESTLAKE CORPORATION

Contact—(713) 960-9111
Investors—Steve Bender
Media—L. Benjamin Ederington

Westlake Corporation Reports Fourth Quarter and Full Year 2025 Results
•Meaningful actions taken in 2025 to optimize footprint, improve plant reliability, and structurally reduce costs expected to provide earnings improvement in 2026
HOUSTON--(BUSINESS WIRE)--Westlake Corporation (NYSE: WLK) (the "Company" or "Westlake") today announced fourth quarter and full year 2025 results.

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SUMMARY FINANCIAL HIGHLIGHTS ($ in millions except per share data and percentages)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,
	2025	2025	2024	2025	2024

Westlake Corporation
Net sales	$2,533	$2,838	$2,843	$11,170	$12,142
Income (loss) from operations	$(671)	$(766)	$66	$(1,578)	$875
Net income (loss) attributable to Westlake Corporation (1)	$(544)	$(782)	$7	$(1,508)	$602
Diluted earnings (loss) per common share (1)	$(4.22)	$(6.06)	$0.06	$(11.70)	$4.64
Identified Items (2)	$511	$744	$—	$1,392	$75
Net income (loss) attributable to Westlake Corporation excl. Identified Items	$(33)	$(38)	$7	$(116)	$677
Diluted earnings (loss) per common share excl. Identified Items	$(0.25)	$(0.29)	$0.06	$(0.90)	$5.22
EBITDA	$(315)	$(431)	$416	$(248)	$2,211
EBITDA excl. Identified Items	$196	$313	$416	$1,144	$2,286
EBITDA margin (3)	8%	11%	15%	10%	19%

Housing and Infrastructure Products ("HIP") Segment
Net sales	$901	$1,091	$981	$4,148	$4,317
Income from operations	$66	$151	$129	$587	$807
EBITDA	$130	$215	$188	$823	$1,050
Identified Items (2)	$16	$—	$—	$16	$—
EBITDA excl. Identified Items	$146	$215	$188	$839	$1,050
EBITDA margin (3)	16%	20%	19%	20%	24%

Performance and Essential Materials ("PEM") Segment
Net sales	$1,632	$1,747	$1,862	$7,022	$7,825
Income (loss) from operations	$(717)	$(902)	$(41)	$(2,100)	$129
EBITDA	$(450)	$(654)	$220	$(1,109)	$1,086
Identified Items (2)	$495	$744	$—	$1,376	$75
EBITDA excl. Identified Items	$45	$90	$220	$267	$1,161
EBITDA margin (3)	3%	5%	12%	4%	15%

______________________________
(1)Includes $45 million ($0.35 per share) one-time non-cash charge related to changes in Louisiana tax law in the fourth quarter and full year 2024
(2)For the fourth quarter and full year 2025, Identified Items include $495 million of PEM shutdown expenses (as defined below) and $16 million for HIP restructuring expenses (as defined below). Identified Items for the full year 2025 also include a $727 million charge for the write-off of all the goodwill associated with the North American Chlorovinyls reporting unit and $139 million of accrued expenses and $15 million inventory write-off related to previously-announced facility shutdowns. Identified Items for full year 2024 include $75 million of accrued expenses related to previously-announced facility shutdowns.
(3)Excludes Identified Items
BUSINESS HIGHLIGHTS
In the fourth quarter of 2025, Westlake reported net sales of $2.5 billion, a net loss of $544 million, or $4.22 per share, and EBITDA (earnings before interest expense, income taxes, depreciation and amortization) of ($315) million. Earnings in the fourth quarter were impacted by $393 million of charges related to the shutdown of three North American chlorovinyls plants and one styrene plant and $102 million of accrued expenses related to the Pernis shutdown (together, "PEM shutdown expenses") as well as $16 million of restructuring and related expenses in our HIP segment ("HIP restructuring expenses") for a combined $511 million impact ("the Identified Items"). Excluding the effects of the Identified Items, the net loss in the fourth quarter of 2025 was $33 million, or $0.25 per share, and EBITDA was $196 million.

Excluding the Identified Items, for the full year of 2025 Westlake reported net sales of $11.2 billion, a net loss of $116 million, or $0.90 per share and EBITDA of $1.1 billion. Compared to the prior-year financial results, the Company's 2025 results were impacted by lower average sales price, particularly in PEM, lower sales volume, and higher feedstock and energy costs.

Westlake's fourth quarter of 2025 sales decreased 11% year-over-year, driven by a 7% decline in sales volume and a 4% decline in average sales price. Housing and Infrastructure Products sales decreased 8%, driven by an 8% decline in sales volume and unchanged average sales price. Performance and Essential Materials sales decreased 12% over the same period of time, driven by a 7% decline in sales volume and a 5% decline in average sales price.
EXECUTIVE COMMENTARY
"As 2025 came to a close, our PEM profitability improvement plan began to generate tangible benefits with accelerating realization of our cost savings initiatives and significant strategic action to optimize our North American footprint. As a result, PEM's EBITDA for the fourth quarter of 2025 exceeded our expectations while HIP's fourth quarter EBITDA was in-line with our expectations, which reflected the effects of slower housing starts and seasonal weather impacts," said Jean-Marc Gilson, President and Chief Executive Officer.

"For 2026 our priority is to achieve the PEM profitability improvement plan's targeted $600 million in EBITDA improvement while growing HIP's sales and earnings, which are expected to benefit from the January 2026 acquisition of ACI. We are not expecting macroeconomic conditions to be a tailwind to our 2026 goals as global industrial and manufacturing activity remains challenging. However, we are very confident in the ability of our PEM profitability improvement plan to improve earnings in 2026 and we remain well positioned to capitalize on an eventual recovery in global demand," concluded Mr. Gilson.
RESULTS
Consolidated Results
(Unless otherwise noted the financial numbers below exclude the effects of the Identified Items)
For the three months ended December 31, 2025, the Company reported a quarterly net loss of $33 million, or $0.25 per share, on sales of $2.5 billion compared to the net loss of $38 million reported in the third quarter of 2025. Sequentially, earnings were impacted by lower average sales price, particularly in the PEM segment, and lower sales volume, particularly in the HIP segment.

The fourth quarter of 2025 net loss of $33 million was $40 million below the fourth quarter of 2024 primarily due to the 11% decline in Westlake's net sales and higher feedstock and energy costs in the PEM segment.

EBITDA of $196 million for the fourth quarter of 2025 decreased by $220 million compared to fourth quarter 2024 EBITDA of $416 million. Fourth quarter 2025 EBITDA decreased by $117 million compared to third quarter 2025 EBITDA of $313 million.

The full year of 2025 net loss of $116 million was $793 million below the full year of 2024 net income of $677 million. Loss from operations of $186 million for the full year of 2025 decreased by $1.1 billion as compared to income from operations of $1.0 billion for the full year of 2024. The decreases in net income and income from operations were primarily due to lower average sales price, particularly in the PEM segment, lower sales volume, higher feedstock and energy costs, and a more significant impact from planned turnarounds and unplanned outages in 2025.

A reconciliation of EBITDA and net income to EBITDA excluding Identified Items and net income excluding Identified Items as well as a reconciliation of EBITDA to net income, income from operations (including and excluding Identified Items) and net cash provided by operating activities as well as a reconciliation of free cash flow to net cash flow provided by operating activities can be found in the financial schedules at the end of this press release.
PEM shutdown expenses and HIP restructuring expenses ("Identified Items")
As previously announced, during the fourth quarter of 2025 the Company simplified and optimized operations by shutting down three chlorovinyl production facilities and one styrene facility in North America. As a result of these shutdowns, during the fourth quarter of 2025 PEM accrued $386 million of expenses primarily consisting of noncash accelerated depreciation, amortization, and asset write-off charges, and realized a $7 million expense to write-off inventory (recorded in cost of sales). During the fourth quarter of 2025, PEM also accrued $102 million of expenses related to the previously-announced shutdown of the Company's epoxy site at Pernis, The Netherlands. Additionally, during the fourth quarter of 2025 HIP accrued $13 million of expenses for footprint optimization actions and recognized a $3 million loss on the sale of a compounding business (recorded in other income, net).
Cash, Investments and Debt
Net cash provided by operating activities was $225 million for the fourth quarter of 2025 and capital expenditures were $241 million. As of December 31, 2025, cash, cash equivalents and fixed-income investments were $2.9 billion and total debt was $5.6 billion.
Housing and Infrastructure Products Segment
(Unless otherwise noted the financial numbers below exclude the effects of the Identified Items)
For the fourth quarter of 2025, Housing and Infrastructure Products income from operations of $82 million decreased by $47 million as compared to the fourth quarter of 2024. The year-over-year decrease was the result of lower sales volume, particularly for global compounds, and lower margins.

Sequentially, Housing and Infrastructure Products income from operations decreased by $69 million as compared to the third quarter of 2025. This decrease in income from operations versus the prior quarter was primarily driven by lower sales volume as a result of the typical seasonality of customer demand.

For the full year of 2025, Housing and Infrastructure Products net sales of $4.1 billion decreased by $0.2 billion as compared to 2024. Housing Products net sales of $3.5 billion decreased by $0.1 billion due to lower sales volume, particularly for roofing. Infrastructure Products net sales of $635 million decreased from $673 million in 2024 primarily due to lower average sales price at pipe and fitting and lower sales volume at global compounds. Housing and Infrastructure Products income from operations of $603 million decreased by $204 million as compared to the full year of 2024 primarily due to lower sales volume, particularly in global compounds, and lower average sales price and margins, particularly in pipe and fittings.

Performance and Essential Materials Segment
(Unless otherwise noted the financial numbers below exclude the effects of the Identified Items)
For the fourth quarter of 2025, Performance and Essential Materials loss from operations was $222 million as compared to the fourth quarter of 2024's loss from operations of $41 million due to lower selling prices for most of our major products, particularly for chlorine and polyethylene, and lower sales volume, particularly for PVC resin, polyethylene and epoxy resin.

Sequentially, Performance and Essential Materials loss from operations for the fourth quarter of 2025 increased by $64 million as compared to the third quarter of 2025. This increase in loss from operations versus the prior quarter was primarily driven by lower average sales price, particularly for polyethylene, chlorine, and PVC resin.

For the full year of 2025, Performance and Essential Materials net sales of $7.0 billion decreased by $0.8 billion as compared to 2024. Performance Materials net sales of $4.0 billion in 2025 decreased by $0.6 billion primarily due to lower sales volume and average sales price for polyethylene and PVC resin and lower epoxy resin sales volume. Essential Materials net sales of $3.0 billion decreased by $0.2 billion from 2024 primarily due to lower chlorine sales volume and average sales price and lower caustic soda sales volume. Performance and Essential Materials loss from operations of $724 million decreased from 2024 due to lower average sales price and margins, lower sales volume, higher feedstock and energy costs, and a more significant impact from planned turnarounds and unplanned outages in 2025.
Forward-Looking Statements
The statements in this release and the related teleconference relating to matters that are not historical facts, including statements regarding our outlook for the performance of our business segments (such as our outlook and expected sales and earnings growth for our HIP segment), the effects of our PEM profitability improvement plan and optimization initiatives (including anticipated cost savings in 2026), the results of our acquisition of ACI, global macroeconomic conditions (including an eventual recovery in global industrial and manufacturing activity), housing demand, impacts of tariffs and duties, continuing stabilization of sales prices and volumes in both domestic and export markets for most of our products, our market position, our ability to improve safety, reliability and efficiency of our plants, further commercialization of new product innovations, our cost savings initiatives, global demand for our products, and our ability to deliver greater value to customers are forward-looking statements.

These forward-looking statements are subject to significant risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: general economic and business conditions; the cyclical nature of the industry; the availability, cost and volatility of raw materials and energy; uncertainties associated with the United States, European and worldwide economies, including those due to political tensions and conflict in the Middle East, Russia and Ukraine and elsewhere; uncertainties associated with barriers to international trade, including the imposition of tariffs and duties or trade disputes; uncertainties associated with climate change; the potential impact on demand for ethylene, polyethylene and polyvinyl chloride due to initiatives such as recycling and customers seeking alternatives to polymers; current and potential governmental regulatory actions in the United States and other countries; industry production capacity and operating rates; the supply/demand balance for Westlake's products; competitive products and pricing pressures, including from global competitors; instability in the credit and financial markets; access to capital markets; terrorist acts; operating interruptions; changes in laws and regulations, including trade policies; the effects of government shutdowns; technological developments; information systems failures and cyberattacks; foreign currency exchange risks; our ability to implement our business strategies; creditworthiness of our customers; the effect and results of litigation and settlements of litigation; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Westlake's Annual Report on Form 10-K for the year ended December 31, 2024, which was filed with the SEC in February 2025, and Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, which was filed with the SEC in October 2025.
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Use of Non-GAAP Financial Measures
This release makes reference to certain "non-GAAP" financial measures, such as EBITDA, free cash flow and other measures that exclude the effects of the Identified Items, as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended. For this purpose, a non-GAAP financial measure is generally defined by the Securities and Exchange Commission ("SEC") as a numerical measure of a registrant's historical or future financial performance, financial position or cash flows that (1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows (or equivalent statements) of the registrant; or (2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. We report our financial results in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"), but believe that certain non-GAAP financial measures, such as EBITDA, free cash flow and measures that exclude the effects of the Identified Items, provide useful supplemental information to investors regarding the underlying business trends and performance of the Company's ongoing operations and are useful for period-over-period comparisons of such operations. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with U.S. GAAP. A reconciliation of (i) EBITDA to net income, income from operations and net cash provided by operating activities, (ii) free cash flow to net cash provided by operating activities, and (iii) other measures reflecting adjustments for the effects of the Identified Items can be found in the financial schedules at the end of this press release.
About Westlake
Westlake is a global manufacturer and supplier of materials and innovative products that enhance life every day. Headquartered in Houston, with operations in Asia, Europe and North America, we provide the building blocks for vital solutions — from housing and construction, to packaging and healthcare, to automotive and consumer. For more information, visit the Company's web site at www.westlake.com.
Westlake Corporation Conference Call Information:
A conference call to discuss Westlake Corporation's fourth quarter and full year 2025 results will be held Tuesday, February 24, 2026 at 11:00 AM Eastern Time (10:00 AM Central Time). To access the conference call, it is necessary to pre-register at https://register-conf.media-server.com/register/BI0ebecf9ae9804486aff77f70a8cc367f. Once registered, you will receive a phone number and unique PIN number.

A replay of the conference call will be available beginning two hours after its conclusion. The conference call and replay will be available via webcast at https://edge.media-server.com/mmc/p/fbrmocfm.

WESTLAKE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024

	(In millions of dollars, except per share data and share amounts)
Net sales	$2,533	$2,843	$11,170	$12,142
Cost of sales	2,446	2,515	10,357	10,185
Gross profit	87	328	813	1,957
Selling, general and administrative expenses	224	226	900	874
Impairment of goodwill	—	—	727	—
Amortization of intangibles	33	28	124	117
Restructuring, transaction and integration-related costs	501	8	640	91
Income (loss) from operations	(671)	66	(1,578)	875
Interest expense	(51)	(39)	(171)	(159)
Other income, net	59	69	152	222
Income (loss) before income taxes	(663)	96	(1,597)	938
Income tax provision (benefit)	(130)	77	(126)	291
Net income (loss)	(533)	19	(1,471)	647
Net income attributable to noncontrolling interests	11	12	37	45
Net income (loss) attributable to Westlake Corporation	$(544)	$7	$(1,508)	$602
Earnings (loss) per common share attributable to Westlake Corporation:
Basic	$(4.22)	$0.06	$(11.70)	$4.66
Diluted	$(4.22)	$0.06	$(11.70)	$4.64
Weighted average common shares outstanding:
Basic	128,243,655	128,564,101	128,260,331	128,535,226
Diluted	128,243,655	129,115,674	128,260,331	129,206,922

WESTLAKE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,
	2025	2024

	(In millions of dollars)
ASSETS
Current assets
Cash and cash equivalents	$2,724	$2,919
Available-for-sale securities	204	—
Accounts receivable, net	1,504	1,483
Inventories	1,653	1,697
Prepaid expenses and other current assets	131	115
Total current assets	6,216	6,214
Property, plant and equipment, net	8,605	8,633
Other assets, net	5,140	5,903
Total assets	$19,961	$20,750

LIABILITIES AND EQUITY
Current liabilities (accounts payable and accrued and other liabilities)	$2,273	$2,213
Current portion of long-term debt, net	497	6
Long-term debt, net	5,087	4,556
Other liabilities	2,809	2,932
Total liabilities	10,666	9,707
Total Westlake Corporation stockholders' equity	8,792	10,527
Noncontrolling interests	503	516
Total equity	9,295	11,043
Total liabilities and equity	$19,961	$20,750

WESTLAKE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Twelve Months Ended December 31,
	2025	2024

	(In millions of dollars)
Cash flows from operating activities
Net income (loss)	$(1,471)	$647
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	1,178	1,114
Impairment of goodwill	727	—
Deferred income taxes	(177)	(35)
Net loss on disposition and others	393	57
Other balance sheet changes	(185)	(469)
Net cash provided by operating activities	465	1,314
Cash flows from investing activities
Additions to investments in unconsolidated subsidiaries	(33)	(26)
Additions to property, plant and equipment	(995)	(1,008)
Proceeds from maturities and paydown of available-for-sale securities	68	—
Purchase of available-for-sale securities	(272)	—
Other, net	9	33
Net cash used for investing activities	(1,223)	(1,001)
Cash flows from financing activities
Distributions to noncontrolling interests	(51)	(49)
Dividends paid	(272)	(264)
Proceeds from senior notes issuance, net	1,187	—
Repurchase and redemption of senior notes	(254)	(300)
Repurchase of common stock for treasury	(63)	(60)
Other, net	(17)	23
Net cash provided by (used for) financing activities	530	(650)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	33	(47)
Net decrease in cash, cash equivalents and restricted cash	(195)	(384)
Cash, cash equivalents and restricted cash at beginning of the year	2,935	3,319
Cash, cash equivalents and restricted cash at end of the year	$2,740	$2,935

WESTLAKE CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024

	(In millions of dollars)
Net external sales
Housing and Infrastructure Products
Housing Products	$767	$818	$3,513	$3,644
Infrastructure Products	134	163	635	673
Total Housing and Infrastructure Products	901	981	4,148	4,317
Performance and Essential Materials
Performance Materials	930	1,121	4,018	4,626
Essential Materials	702	741	3,004	3,199
Total Performance and Essential Materials	1,632	1,862	7,022	7,825
Total reportable segments and consolidated	$2,533	$2,843	$11,170	$12,142

Income (loss) from operations
Housing and Infrastructure Products	$66	$129	$587	$807
Performance and Essential Materials	(717)	(41)	(2,100)	129
Total reportable segments	(651)	88	(1,513)	936
Corporate and other	(20)	(22)	(65)	(61)
Consolidated	$(671)	$66	$(1,578)	$875

Depreciation and amortization
Housing and Infrastructure Products	$61	$56	$231	$213
Performance and Essential Materials	233	223	934	892
Total reportable segments	294	279	1,165	1,105
Corporate and other	3	2	13	9
Consolidated	$297	$281	$1,178	$1,114

Other income, net
Housing and Infrastructure Products	$3	$3	$5	$30
Performance and Essential Materials	34	38	57	65
Total reportable segments	37	41	62	95
Corporate and other	22	28	90	127
Consolidated	$59	$69	$152	$222
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WESTLAKE CORPORATION
RECONCILIATION OF EBITDA TO NET INCOME (LOSS) AND INCOME (LOSS) FROM OPERATIONS AND
NET CASH PROVIDED BY OPERATING ACTIVITIES (INCLUDING AND EXCLUDING IDENTIFIED ITEMS)
(Unaudited)

	Three Months Ended September 30,	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2025	2024	2025	2024

	(In millions of dollars, except percentages)
Net cash provided by operating activities	$182	$225	$434	$465	$1,314
Changes in operating assets and liabilities and other	(895)	(975)	(392)	(2,113)	(702)
Deferred income taxes	(59)	217	(23)	177	35
Net income (loss)	(772)	(533)	19	(1,471)	647
Add:
Identified Items	744	511	—	1,392	75
Net income (loss) excl. Identified Items	$(28)	$(22)	$19	$(79)	$722

Net income (loss)	$(772)	$(533)	$19	$(1,471)	$647
Less:
Other income, net	32	59	69	152	222
Interest expense	(41)	(51)	(39)	(171)	(159)
Income tax provision (benefit)	3	130	(77)	126	(291)
Income (loss) from operations	(766)	(671)	66	(1,578)	875
Add:
Identified Items	744	511	—	1,392	75
Income (loss) from operations excl. Identified Items	(22)	(160)	66	(186)	950
Add:
Depreciation and amortization	303	297	281	1,178	1,114
Other income, net	32	59	69	152	222
EBITDA excl. Identified Items	313	196	416	1,144	2,286
Less:
Identified Items	744	511	—	1,392	75
EBITDA	$(431)	$(315)	$416	$(248)	$2,211
Net external sales	$2,838	$2,533	$2,843	$11,170	$12,142
Operating income (loss) margin	(27)%	(26)%	2%	(14)%	7%
Operating income (loss) margin excl. Identified Items	(1)%	(6)%	2%	(2)%	8%
EBITDA margin	(15)%	(12)%	15%	(2)%	18%
EBITDA margin excl. Identified Items	11%	8%	15%	10%	19%

WESTLAKE CORPORATION
RECONCILIATION OF DILUTED EARNINGS (LOSS) PER COMMON SHARE TO DILUTED EARNINGS (LOSS) PER COMMON SHARE EXCLUDING IDENTIFIED ITEMS
(Unaudited)

	Three Months Ended September 30,	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2025	2024	2025	2024

	(per share data)
Diluted earnings (loss) per common share attributable to Westlake Corporation	$(6.06)	$(4.22)	$0.06	$(11.70)	$4.64
Add:
Loss per common share relating to Identified Items	5.77	3.97	—	10.80	0.58
Diluted earnings (loss) per common share attributable to Westlake Corporation excl. Identified Items	$(0.29)	$(0.25)	$0.06	$(0.90)	$5.22

WESTLAKE CORPORATION
RECONCILIATION OF FREE CASH FLOW TO NET CASH PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended September 30,	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2025	2024	2025	2024

	(In millions of dollars)
Net cash provided by operating activities	$182	$225	$434	$465	$1,314
Less:
Additions to property, plant and equipment	239	241	285	995	1,008
Free Cash Flow	$(57)	$(16)	$149	$(530)	$306

WESTLAKE CORPORATION
RECONCILIATION OF HIP SEGMENT EBITDA TO INCOME FROM OPERATIONS (INCLUDING AND EXCLUDING IDENTIFIED ITEMS)
(Unaudited)

	Three Months Ended September 30,	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2025	2024	2025	2024

	(In millions of dollars, except percentages)
Housing and Infrastructure Products Segment
Income from operations	$151	$66	$129	$587	$807
Add:
Identified Items	—	16	—	16	—
Income from operations excl. Identified Items	151	82	129	603	807
Add:
Depreciation and amortization	62	61	56	231	213
Other income, net	2	3	3	5	30
EBITDA excl. Identified Items	215	146	188	839	1,050
Less:
Identified Items	—	16	—	16	—
EBITDA	$215	$130	$188	$823	$1,050
Net external sales	$1,091	$901	$981	$4,148	$4,317
Operating income margin	14%	7%	13%	14%	19%
Operating income margin excl. Identified Items	14%	9%	13%	15%	19%
EBITDA margin	20%	14%	19%	20%	24%
EBITDA margin excl. Identified Items	20%	16%	19%	20%	24%

WESTLAKE CORPORATION
RECONCILIATION OF PEM SEGMENT EBITDA TO INCOME (LOSS) FROM OPERATIONS (INCLUDING AND EXCLUDING IDENTIFIED ITEMS)
(Unaudited)

	Three Months Ended September 30,	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2025	2024	2025	2024

	(In millions of dollars, except percentages)
Performance and Essential Materials Segment
Income (loss) from operations	$(902)	$(717)	$(41)	$(2,100)	$129
Add:
Identified Items	744	495	—	1,376	75
Income (loss) from operations excl. Identified Items	(158)	(222)	(41)	(724)	204
Add:
Depreciation and amortization	238	233	223	934	892
Other income, net	10	34	38	57	65
EBITDA excl. Identified Items	90	45	220	267	1,161
Less:
Identified Items	744	495	—	1,376	75
EBITDA	$(654)	$(450)	$220	$(1,109)	$1,086
Net external sales	$1,747	$1,632	$1,862	$7,022	$7,825
Operating income (loss) margin	(52)%	(44)%	(2)%	(30)%	2%
Operating income (loss) margin excl. Identified Items	(9)%	(14)%	(2)%	(10)%	3%
EBITDA margin	(37)%	(28)%	12%	(16)%	14%
EBITDA margin excl. Identified Items	5%	3%	12%	4%	15%

WESTLAKE CORPORATION
SUPPLEMENTAL INFORMATION
Product Sales Price and Volume Variance by Operating Segments

	Fourth Quarter 2025 vs. Fourth Quarter 2024		Fourth Quarter 2025 vs. Third Quarter 2025
	Average Sales Price	Volume	Average Sales Price	Volume
Housing and Infrastructure Products	—%	-8%	-1%	-17%
Performance and Essential Materials	-5%	-7%	-5%	-2%
Company	-4%	-7%	-3%	-7%